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Exhibit 10.21

EMPLOYMENT AGREEMENT

        This Employment Agreement is made as of November 18, 2005 between Merrill Communications LLC (the "Company" or "Merrill"), with its principal place of business at One Merrill Circle, St. Paul, MN, 55108 and Perry Solomon (the "Executive" or "you").

        WHEREAS, pursuant to a Plan and Agreement of Merger made as of November 18, 2005 (the "Merger Agreement") by and among a wholly-owned subsidiary of Merrill, Merrill and WordWave, Inc. ("WordWave"), all of the stock of WordWave will be purchased by the wholly-owned subsidiary of Merrill; and

        WHEREAS, this Employment Agreement is a condition to the transactions contemplated by the Merger Agreement, and this Employment Agreement is effective upon the closing of the transactions contemplated by the Merger Agreement; and

        WHEREAS, beginning on the Closing Date of the Merger Agreement, the Executive wishes to be employed by the Company and the Company wishes to employ the Executive; and

        NOW THEREFORE, the Company and the Executive agree to the following terms and conditions:

1.    Position and Duties

  a.
  Executive shall serve as President of Merrill Legal Services (or subsequently named business unit or division within which the business of WordWave operates), subject to the direction of the President and Chief Operating Officer of Merrill Communications LLC.

  b.
  Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company as are intrinsic to the position and such other duties as may be assigned from time to time by the Company.

  c.
  The Executive's term of employment with the Company shall be three (3) years, beginning on the Closing Date of the Merger Agreement ("Term"); then "at will," which means either you or the Company may terminate the employment relationship at any time for any reason after the Term has expired.

  d.
  Executive shall devote his full business time and best efforts and business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company.

2.    Compensation and Benefits

During your employment, as compensation for all services performed by you for Company, the Company will provide you the following compensation:

  a.
  Base Salary.    The Company shall pay the Executive a base salary at the rate of $325,000 per annum, payable in accordance with the Company's payroll practices and subject to possible increase from time to time based on performance. Such base salary is hereafter referred to as the "Base Salary".

  b.
  Bonus.    The Executive shall be eligible to earn an annual management incentive bonus. The bonus target is 75% of annual Base Salary, paid in accordance with the achievement of annual Budget Target performance. Actual performance against Budget Target (either above or below) shall affect the bonus paid. Determination of reasonable Budget Target performance shall be set by the Company.

  c.
  Stock Options.    Any provisions for equity considerations shall be forwarded under separate cover and incorporated herein or in a separate agreement.

  d.
  Employee Benefits.    During Executive's employment, and subject to any contributions therefore required of employees of the Company, Executive shall be entitled to participate in any and all benefit plans from time to time in effect for similarly situated executive employees. Executive shall be reimbursed by the Company for his club membership, subject to an annual maximum reimbursement of $6,000, provided Executive complies with documentation requirements. Executive shall receive Company-paid parking if Executive's principal office location is in Boston, Massachusetts. Executive's participation in the Company's benefit plans shall be subject to (i) the terms of the applicable plan documents; (ii) applicable Company policy and (iii) the discretion of the Board of any administrative or other Committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate, without recourse by the Executive.

  e.
  Vacation.    During his employment, Executive shall be entitled to take four (4) weeks of paid vacation per year, to be taken at such times and intervals as shall be determined by the Executive and approved by the President and Chief Operating Officer, subject to the reasonable business needs of the Company. Executive understands that he does not accrue vacation time, and therefore will not receive any payments for vacation time upon separation of employment, but that pursuant to Company policy Executive is eligible to take paid time off from work for vacation purposes. The use of vacation shall otherwise be subject to the general applicable policies of the Company, as in effect from time to time.

  f.
  Business Expenses.    The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time, and subject to any applicable Company policies, as in effect from time to time.

3.    Separation of Employment and Post-Employment Payments.

Notwithstanding anything to the contrary contained in this Agreement, the Executive's employment hereunder shall end under the following circumstances:

  a.
  Death.    In the event of the Executive's death during his employment, the Executive's employment hereunder shall immediately and automatically terminate and the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Salary and Bonus, through the date of his death and any un-reimbursed business expenses that are properly documented. The Executive shall have such rights under the Company employee benefit plans as are provided to his under the applicable terms thereof.

  b.
  Disability.

            i.      Upon thirty (30) days' written notice to the Executive, the Company may terminate the Executive's employment hereunder in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) consecutive days.

            ii.     The President and Chief Operating Officer of Merrill Communications LLC may designate another employee to act in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive Base Salary in accordance with Section 2.a and benefits in accordance with Section 2.d, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company's disability plan, if any, or until the termination of this employment, whichever shall first occur.

            iii.    While receiving disability income payments under the Company's disability income plan, if any, the Executive shall not be entitled to receive any Base Salary under Section 2.a or earn bonuses under Section 2.b, but shall continue to participate in Company benefit plans in accordance with Section 2.d and the terms of such plans, until the termination of his employment.

            iv.    If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident, or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to which the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purpose of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

  c.
  By the Company for Cause.    The Company may terminate the Executive's employment hereunder for Cause at any time during the Term or thereafter upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following as determined by President and Chief Operating Officer in his reasonable judgment, shall constitute Cause for termination: (i) dishonesty, fraud or gross or willful misconduct; (ii) breach of any material provision of this Agreement; or (iii) neglect of duties, provided the Company gives the Executive thirty (30) days' written notice describing any such neglect and Executive fails to remedy such neglect within such thirty (30) day period. Upon the giving of notice of termination of the employment hereunder for Cause, the Company shall have no further obligations or liability to the Executive, other than for Base Salary and Bonus earned and unpaid at the date of termination and any un-reimbursed business expenses that are properly documented. The Executive shall have such rights under Company employee benefit plans as are provided his under the applicable terms thereof.

  d.
  By the Company Other than for Cause.    The Company may terminate the Executive's employment hereunder other than for Cause at any time during the Term or thereafter upon written notice to the Executive. In the event of such termination during the Term or thereafter, in addition to payment of Base Salary and Bonus earned and unpaid at the date of termination and un-reimbursed business expenses that are documented, the Company will provide the Executive (i) the lesser of (A) special services pay equal to twelve (12) months' Base Salary; or (B) special services pay up to the date the Executive commences employment with another organization; and (ii) any Bonus accrued through the date of termination (determined on a reasonable, pro forma, pro rata basis at the end of the quarter during which the termination occurs); and (iii) a lump sum amount equivalent to the grossed-up cost of twelve (12) months' medical insurance premiums, not to exceed $20,000 net, to offset post-employment medical costs. For purposes of subsection (i)(B), Executive retains sole discretion in accepting subsequent employment. The obligations of the Company to provide the Executive special services pay, Bonus and the lump sum payment hereunder are conditional upon the Executive signing a release of claims in the form of Attachment A hereto (the "Employee Release") within twenty-one days of the date on which he receives notice of termination of his employment and upon his not revoking the Employee Release thereafter. All payments under subsection (i) of this Section shall be paid in accordance with regular payroll practices of the Company and shall begin on the Company's next regular pay period following the effective date of the Executive's Release, but shall be retroactive to the date of termination. All payments under subsection (ii) of this Section shall be made in one lump sum payment and shall be made on the Company's next regular payday which occurs after the calculation described in subsection (ii) above and which follows the effective date of the Executive's Release. The payment under (iii) above shall be made on the Company's next regular payday following the effective date of the Executive's Release. The Company intends to fully comply with IRS Code Section 409A with respect to the payments contemplated in this paragraph 3.d.

  e.
  By the Executive.    The Executive may resign his employment hereunder at any time during the Term or thereafter upon thirty (30) days' written notice to the Company. In the event of resignation by the Executive during the Term or thereafter, the Company may elect to waive the period of notice, or any portion thereof, and, if President and Chief Operating Officer so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). The Company will also pay the Executive for any un-reimbursed business expenses that are properly documented.

    In the event that the Executive resigns his employment for Good Reason, the Executive shall be entitled to the payment(s) described in paragraph 3.d above, conditional upon him signing a release of claims in the form of the Employee Release within twenty-one days of the date on which he provides notice of resignation of his employment and upon his not revoking the Employee Release thereafter. All payments shall be made in the same circumstances as described in Section 3.d above. For purposes of this Section, Good Reason shall mean (1) a reduction in Base Salary or removal from participation in a Bonus plan, or (2) a material diminution in Executive's responsibility or authority; or (3) the Company requiring Executive to relocate and Executive not agreeing to said relocation. The Company intends to fully comply with IRS Code Section 409A with respect to the payments contemplated in this paragraph 3.e.

4.
Effect of Separation.    The provisions of this Section 4 shall apply to any separation of the Executive's employment.

a.
Except for any right the Executive may have under applicable law to continue to participate in the Company's benefit plan(s) at his cost, and except as otherwise provided herein, following separation of his employment, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of separation of the Executive's employment without regard to any other payments to the Executive following such date of separation.

b.
Provisions of this Agreement shall survive any separation of employment if so provided herein or if necessary or desirable to accomplish the purposes of another surviving provision, including without limitation the obligations of the Executive under Section 5 hereof. The Executive recognizes that, except as otherwise expressly provided for in Sections 3 hereof, no monies shall be paid to his after separation of employment.

5.
Confidential Information and Restricted Activities.

a.
Confidential Information.    During the course of your employment with the Company, you will learn of confidential information of the Company and the Merrill Group. For purposes of this Agreement, confidential information includes, by way of example only, information relating to: (i) the development, marketing, sales, operational, production, and financial activities of the Company and the Merrill Group; (ii) the costs, financial performance and strategic and operational plans and processes of the Company and the Merrill Group; (iii) lists of employees, independent contractors, vendors, and clients and prospective clients of the

    Company and the Merrill Group, including but not limited to information regarding, identity, business practices and needs of employees, independent contractors, vendors, and clients and prospective clients of the Company and the Merrill Group; and (iv) the persons and organizations with whom the Company and the Merrill Group have business relationships and the substance of those relationships. Confidential Information also includes any information received by the Company or the Merrill Group from any person with an understanding that is expressed or implied that it will not be disclosed. For purposes of this Agreement, "Merrill Group" means, individually and collectively, Merrill Communications LLC, Merrill Corporation, any entity where more than 50% of the value and of the combined voting power of the outstanding ownership or capital stock is owned by Merrill Communications LLC or Merrill Corporation, and any other trade or business in which Merrill Communications LLC or Merrill Corporation directly or indirectly owns more than 50% of the capital and profit interests. During the course of your employment with the Company, you may develop confidential information on behalf of the Company and Merrill Group. You agree that you will never use or disclose to any Person (except as required by applicable law or for the proper performance of your duties and responsibilities to the Company and the Merrill Group) any trade secrets and/or confidential information of the Company or any trade secrets and/or confidential information of the Merrill Group. You understand that this restriction shall continue to apply after your employment ends, regardless of the reason for such separation. This Section 5.a does not apply if trade secrets and/or confidential information become public due to no fault of the Executive.

  b.
  Protection of Documents.    All documents, transcripts, records, software, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies ("Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company and/or the Merrill Group. You agree to safeguard all Documents and to surrender to the Company and/or to Merrill Group, at the time your employment terminates or at such earlier time or times as President and Chief Operating Officer or its designees may specify, all Documents then in your possession or control.

  c.
  Non-Competition.    You shall not, during the Term and/or for a period of (1) one year after your employment with the Company ends whichever is later, directly or indirectly, within any geographical area or territory in the United States, the United Kingdom, Australia, New Zealand, Asia, or any other location where the Company and/or the Merrill Group then conducts business, own, manage, operate or control, or participate in the ownership, management, operation or control of, or have any interest in, as a stockholder, member, director, governor, manager, officer, employee, agent, consultant or partner, any business of the type engaged in by the Company or Merrill Group or in which the Company or Merrill Group has committed to engage pursuant to its budget or business plan within the twenty-four (24) month period following such budget or business plan; provided, however, that nothing contained herein will prohibit you from owning less than 3% of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market. The provisions of this Section will remain in place in the event that the Company and/or Merrill Group sells, transfers, assigns or otherwise disposes of the Company's business to a third party and such third party, in addition to the Company, shall have the benefit of this Section.

  d.
  Non-Solicitation.    You shall not, during the Term and/or for a period of (1) one year after your employment with the Company ends whichever is later, directly or indirectly, call upon, solicit, contact or serve any of the then-existing clients, customers, vendors or suppliers, of the Company and/or Merrill Group, any clients, customers, vendors or suppliers that have had a relationship with the Company and/or Merrill Group during the preceding twelve (12) months, or any potential clients, customers, vendors or suppliers that were solicited by the Company and/or Merrill Group during the preceding twelve (12) months, with respect to products, services or activities that compete in whole or in part with the Company and or Merrill Group.

  e.
  Non-Solicitation.    You shall not, during the Term and/or for a period of (1) one year after your employment with the Company ends whichever is later, directly or indirectly, employ or attempt to employ (by soliciting or assisting anyone else in the solicitation of) any of the Company and/or Merrill Group's then employees or independent contractors on behalf of any other entity, whether or not such entity competes with the Company and/or the Merrill Group.

  f.
  Non-Interference.    You shall not, during the Term and/or for a period of (1) one year after your employment with the Company ends whichever is later, directly or indirectly, disrupt, damage, impair, or interfere with the business of the Company and/or the Merrill Group whether by way of interfering with or disrupting relationships with employees, independent contractors, customers, agents, representatives or vendors.

  g.
  In signing this Agreement you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 5. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and the Merrill Group and that each and every one of the restraints is reasonable with respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 5, the damage to the Company and the Merrill Group would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants. You and the Company further agree that, in the event that any provision of this Section 5 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that the Company and/or any entity in the Merrill Group shall have the right to enforce all of your obligations to that entity under this Agreement, including without limitation your obligations pursuant to this Section 5.

6.    Miscellaneous

  a.
  Mediation & Arbitration.    Any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated herein (a "Dispute") shall be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties shall first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "Mediation Deadline") shall be resolved by binding arbitration in Minnesota by a panel of three (3) arbitrators, selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "American Arbitration Rules"). The arbitrators in any such arbitration shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the federal and state courts of the State of Minnesota for this purpose. Within twenty (20) days of the

    Mediation Deadline, the Company shall nominate one arbitrator and the Executive shall nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

  b.
  Governing Law.    This is a Minnesota contract and shall be governed and construed in accordance with the laws of the State of Minnesota without regard to the conflict of laws principles thereof.

  c.
  Assignment.    The Company reserves the right to assign this Agreement.

  d.
  Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to its terms, and this Agreement supersedes and replaces any and all previous oral or written agreements regarding terms and conditions of employment, including any and all agreements between Executive and WordWave or any other predecessor entity to the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as an instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE

/s/ Perry Solomon
Perry Solomon
Merrill Communications, LLC
By:	/s/ Brenda J. Vale
Title:	VP HR

Attachment A—Employee Release of Claims

RELEASE

1.     Definitions

  •
  Words such as "I" or "me" include both me and anyone who has or obtains any legal rights or claims through me. My name is                        (employee #).

  •
  The "Company" means Merrill Communications LLC, its parent, subsidiaries, successors, assigns, affiliates, predecessors, present or former officers, administrators, employees, agents, Board of Directors, shareholders, counsel, consultants, insurers, indemnitors, assigns, or any pension or other benefit plan applicable to employees or former employees.

  •
  "My Claims" means all of the rights I now have to any relief of any kind from the Company, whether or not I now know about those rights, arising out of my employment with the Company and my separation of employment, including but not limited to, claims based upon the Age Discrimination in Employment Act (the "ADEA") and similar applicable state law(s); the Americans with Disabilities Act and similar applicable state law(s); Title VII of the Civil Rights Act of 1964, as amended, and similar applicable state law(s); the Family and Medical Leave Act and similar applicable state law(s); Sections 1982 through 1988 of Title 42 of the United States Code; the Fair Labor Standards Act and similar applicable state law(s); the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act and similar applicable state law(s); any and all federal, state or local employment laws, rules or regulations or public policies which apply to me in the state of my legal residence and in any state where I have been employed by the Company; and any other federal, state or local statute, ordinance or law, including civil rights laws, based on any protected class status; and all other claims including those based in contract or tort theories or other common law, including but not limited to: breach of contract; fraud or misrepresentation; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; breach of express or implied promise; negligence or any other breach of duty; wrongful termination of employment; constructive discharge; invasion of privacy; retaliation; harassment; my conduct as a "whistleblower"; attorneys' fees; breach of public policy; failure to pay wages or benefits; or any other claims for unlawful employment practices whether legal or equitable.

2.     Separation Date

My last day of work is                        ("Separation Date").

3.     Period of Time to Consider this Release

I understand that I have 21 days, starting on the day I receive this Release, in which to consider whether to sign this Release. If I decide to sign this Release, it must be signed and returned to the Company by the 21st day after I receive it. The Company and I agree that any changes made to this Release before I sign it do not restart the time I have to consider it. I understand that I cannot sign this Release until after my Separation Date; if I sign it before the Separation Date, it is void and not enforceable. I understand that I may voluntarily waive the period of time I have within which to consider this Release and sign this Release at any time within the 21 days, so long as I sign after my Separation Date.

4.     Payments

In consideration of the obligations imposed upon me by this Release, the Company will pay me: (a) an amount equal to twelve (12) months' base salary, less applicable authorized withholdings, paid in regular pay period installments; (b) a lump sum payment of                        , less applicable authorized withholdings, paid within 15 days after the close of the quarter during which the Separation Date occurs; and (c) a lump sum payment of $                        , less applicable authorized withholdings, paid on the next regular payday after the effective date of this Release. I understand that the Company will begin making payments under this Section after 15 days has expired following the Company's receipt of this signed Release and that the Company is only obligated to make payments provided that I do not cancel this Release as explained in paragraph 16. I acknowledge the receipt of all compensation earned while an employee, including bonuses, commissions, incentive compensation, and accrued vacation pay owed to me. The Company will provide me with the necessary information regarding the continuation of medical and dental benefits under COBRA. I understand that I am not entitled to any benefits after the Separation Date, unless specified in this Release.

5.     Release of Claims

In consideration of the obligations imposed upon the Company by this Release, I agree to give up and unconditionally release the Company from My Claims. I will not sue the Company or make any other demands against the Company based on My Claims. I am not waiving any claims, including but not limited to those under the ADEA, that may arise out of events occurring after the date I sign this Release. I agree that I am releasing any claims for damages, by charge or otherwise, that may be made by me or anyone on my behalf, whether governmental or otherwise, and I agree not to bring any claims for damages by any administrative or legal process against the Company. I also waive and release any rights to money damage or other legal relief awarded by any governmental agency related to any charge or other claim. I represent that I am the sole owner of My Claims and that I have not assigned My Claims to anyone.

6.     Agreement Not to Sue

I agree that I have not and will not file any grievance, complaint, claim or charge with any local, state or federal agency or judicial body concerning any matter that is the subject of this Release.

7.     No Admission of Liability

I understand that it is the Company's position that even though it has paid me monies pursuant to this Release, the Company does not admit to any violation of law or wrongdoing.

8.     The Company Property

I promise to return to the Company all of its property in my possession including, without limitation, equipment, supplies, products, credit cards, documents, forms, reports, customer lists, contracts, keys, and all copies of same.

9.     Post-Employment Restrictions

I acknowledge and reaffirm all post-employment restrictions on my professional activities, as more fully described in other enforceable agreements.

10.   No Defamation

I agree that I will not speak of the Company or its employees in a derogatory or defamatory way.

11.   Confidentiality of Release

I will not disclose the terms of this Release to anyone except my spouse, legal counsel or financial advisor, provided that, in the event of such disclosure, I shall cause such parties to similarly honor the promise of confidentiality.

12.   Consequences of Violating My Promises

If I violate any provision of this Release (including suing the Company over a released Claim), the Company no longer has any obligations under this Release and I must immediately refund all monies already paid to me. In addition, I agree to pay the Company's reasonable attorneys' fees and damages incurred as a result of any breach.

13.   Choice of Law

The parties agree that any disputes arising under this Release shall be governed by Minnesota law and that any litigation related to this Release will be venued in the State of Minnesota or the United States District Court for the District of Minnesota. I agree to the personal jurisdiction of these courts and waive any objection that the venue is inconvenient or improper.

14.   Cooperation

I will cooperate with the Company on any matters pending in its business of which I have knowledge and can assist. For any projects requiring extended time and effort, the Company will pay me at a reasonable market rate.

15.   Opportunity to Seek Advice

I understand that I am advised by the Company to consult with an attorney prior to signing this Release. I acknowledge that I have had an opportunity to consult with an attorney or other personal advisor, and I have signed this Release voluntarily and fully understand its terms.

16.   Revocation

I understand that I may revoke (that is, cancel) this Release, as it pertains to the ADEA, within seven (7) calendar days of signing it. To be effective, my revocation must be in writing and delivered to Ms. Brenda J. Vale, either by hand or by mail. If sent by mail, the revocation must be:

  a)
  postmarked within the 7-day period;

  b)
  properly addressed to Ms. Brenda J. Vale, Merrill Communications LLC, One Merrill Circle, St. Paul, MN 55108; and

  c)
  sent by certified mail, return receipt requested.

17.   Complete Agreement

This Release represents the entire agreement between the parties with respect to its provisions, and it supersedes all prior oral or written agreements or understandings about those provisions. However, I understand that if I have signed an agreement as an equity participant in Merrill Corporation, any such agreement remains in full force and effect. I also understand that if I have signed other enforceable agreements that contain restrictions on my post-employment activities, that those restrictions remain in full force and effect. This Release cannot be modified or changed, except by a written instrument signed by both parties. If one or more provisions of this Release is ruled void or unenforceable, the remaining provisions are enforceable at the option of the Company.

Merrill Communications LLC

By:	(signature)
Its:	(title)
(date)

I have been advised and given an opportunity to consult with an attorney or other advisor. I understand the provisions of this Release and have relied only on the promises in this Release and not on any other promise made by The Company. I sign this Release knowingly and voluntarily.
(signature)
(date)

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  Exhibit 10.21
EMPLOYMENT AGREEMENT